UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934
        OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number: 0-18352

                    INTERNATIONAL AIRLINE SUPPORT GROUP, INC.
                    -----------------------------------------
             (Exact name of registrant as specified in its charter)

                                    Suite 200
                                1954 Airport Road
                             Atlanta, Georgia  30341
                                       (770) 455-7575
                           --------------------------
     (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                    Common Stock, par value $0.001 per share
                    ----------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an x in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule  12g-4(a)(1)(i)   [X]          Rule  12h-3(b)(1)(i)   [  ]
               Rule  12g-4(a)(1)(ii)  [  ]          Rule  12h-3(b)(1)(ii)  [  ]
               Rule  12g-4(a)(2)(i)   [  ]          Rule  12h-3(b)(2)(i)   [  ]
               Rule  12g-4(a)(2)(ii)  [  ]               Rule 12h-3(b)(2)(ii)  [
]
                                        Rule  15d-6                [  ]

     Approximate  number  of holders of record as of the certification or notice
date:   105.

     Pursuant to the requirements of the Securities Exchange Act of 1934, International Airline Support Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person on April 15, 2003.

     International  Airline  Support  Group,  Inc.,


     By:         /s/  Qiang  Wang
             --------------------
                                        Name:     Qiang  Wang